Filed Pursuant to Rule 433
File No. 333-214120

CITIGROUP INC.

$3,000,000,000

3.200% SENIOR NOTES DUE 2026

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	Baa1 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	October 17, 2016

Settlement Date:	October 21, 2016 (T+4 days)

Maturity:	October 21, 2026

Par Amount:	$3,000,000,000

Treasury Benchmark:	1.500% due August 15, 2026

Treasury Price:	$97-22

Treasury Yield:	1.757%

Re-offer Spread to Benchmark:	T10+145 bp

Re-offer Yield:	3.207%

Semi-Annual Coupon:	3.200%

Public Offering Price:	99.941%

Net Proceeds to Citigroup:	$2,985,480,000.00 (before expenses)

Interest Payment Dates:	The 21st of each April and October, beginning April 21, 2017. Following business day convention applicable

Day Count:	30 / 360

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after April 21, 2017 and prior to July 21, 2026, at a redemption price equal to the sum of (i) 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and (ii) the Make-Whole Amount (as defined in the Issuer’s Prospectus dated October 14, 2016 (the “Prospectus”)), if any, with respect to such notes. The Reinvestment Rate (as defined in the Prospectus) will equal the Treasury Yield defined therein calculated to July 21, 2026, plus 0.250%.

We may redeem the notes, at our option, in whole, but not in part, on or after July 21, 2026 at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Redemption for Tax Purposes:	We may redeem the notes, at our option, in whole at any time, but not in part, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

Sinking Fund:	Not applicable

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967KY6
ISIN:	US172967KY63

Sole Book Manager:	Citigroup Global Markets Inc.

CITIGROUP INC.

$3,000,000,000

3.200% SENIOR NOTES DUE 2026

Senior Co-Managers:

BMO Capital Markets Corp.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Danske Markets Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

UniCredit Capital Markets LLC

Junior Co-Managers:

Academy Securities, Inc.

BBVA Securities Inc.

Capital One Securities, Inc.

CIBC World Markets Corp.

DZ Financial Markets LLC

Fifth Third Securities, Inc.

Imperial Capital, LLC

Lloyds Securities Inc.

MFR Securities, Inc.

MUFG Securities Americas Inc.

Multi-Bank Securities, Inc.

nabSecurities, LLC

National Bank of Canada Financial Inc.

Nomura Securities International, Inc.

Penserra Securities LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-214120. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.